EXHIBIT 4.6









                     REYNOLDS METALS COMPANY






               1996 NONQUALIFIED STOCK OPTION PLAN























                    Effective January 1, 1996




                            ARTICLE I

                           DEFINITIONS

          1.01  "Board" shall mean the Board of Directors of the

Company.

          1.02  "Code" shall mean the Internal Revenue Code of

1986, as amended from time to time.

          1.03  "Committee" shall mean the Committee established

under Section 3.01 to administer the Plan.

          1.04  "Company" shall mean Reynolds Metals Company, a

Delaware corporation.

          1.05  "Company Stock" shall mean Common Stock of the

Company and such other stock and securities as may be substituted therefor pursuant to Section 6.02.

          1.06  "Eligible Employee" shall mean any officer or

regular salaried employee of the Company or a Subsidiary who satisfies all of the requirements of Section 2.02; provided,

however, that no individual who is not a regular salaried

employee of the Company or a Subsidiary may be granted a stock option hereunder if such individual is deemed at the time of the grant to be an "officer" of the Company for the purposes of

Section 16(a) of the Securities Exchange Act of 1934, as amended,

and the rules and regulations thereunder.

          1.07  "Fair Market Value" shall mean, with respect to

Company Stock, the closing price of Company Stock (a) as reported on New York Stock Exchange-Composite Transactions (or other

appropriate reporting vehicle as determined by the Committee) for a specified date or (b) if no such report for Company Stock is available for such date, the closing price of Company Stock as reported for the next preceding day on which Company Stock was traded and for which such report is available.

          1.08  "Grantee" shall mean any person who has been

granted a stock option, either with or without related stock appreciation rights, under the Plan.

          1.09  "Option Period" shall mean the period of time

provided pursuant to Section 4.04 within which a stock option may be exercised.

          1.10  "Plan" shall mean the Reynolds Metals Company

1996 Nonqualified Stock Option Plan, as amended from time to time.

          1.11 "Stockholder Approval" shall mean approval by the

affirmative vote of the stockholders of the Company present in person or by proxy and entitled to vote, representing a majority of the votes cast at a meeting duly called for that purpose and at which a quorum shall be present.

          1.12  "Subsidiary" shall mean any corporation now or

hereafter in existence in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent

(50%).

                           ARTICLE II

                          PARTICIPATION



          2.01  Purpose.  The purpose of the Plan is to further

the growth and success of the Company and its Subsidiaries by providing key employees with additional incentive to contribute to such growth and success and by aiding the Company in

attracting and retaining key employees.

          2.02  Eligibility.  Key employees of the Company and

its Subsidiaries (including officers and employees who may be members of the Board) who, in the sole opinion of the Committee,

contribute significantly to the growth and success of the Company or a Subsidiary shall be eligible for options to purchase Company

Stock and related stock appreciation rights under the Plan.  From among all such Eligible Employees, the Committee shall determine from time to time those Eligible Employees to whom options and related stock appreciation rights, if any, shall be granted.  No

Eligible Employee shall have any right whatsoever to receive options or stock appreciation rights unless so determined by the

Committee.

          2.03  No Employment Rights.  The Plan shall not be

construed as conferring any rights upon any person for a

continuation of employment, nor shall it interfere with the

rights of the Company or any Subsidiary to terminate the

employment of any person or to take any other action affecting such person.

                           ARTICLE III

                            COMMITTEE



          3.01  Administration.  The Plan shall be administered

by a Committee of at least three (3) persons, all of whom shall be members of the Board, appointed from time to time by the

Board. The Board shall appoint one member of the Committee to act as Chairman.  Vacancies shall be filled in the same manner as original appointments.  The Committee shall hold meetings upon such notice and at such place or places, and at such time or times as it may from time to time determine.  A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business, and the acts of a

majority of the members participating in any meeting at which a quorum is present shall be the acts of the Committee.  The

Committee may act without a meeting if a consent in writing

setting forth the action so taken shall be signed by all of the members of the Committee and filed with the minutes of the

Committee.  As of the time that the Committee exercises its

discretion in administering the Plan, all of the members of the

Committee shall be "disinterested persons" as contemplated by

Rule l6b-3, as in effect at such time, under the Securities

Exchange Act of 1934, as amended.

          3.02  Authority of Committee.  Subject to the

provisions of the Plan, the Committee shall have full and final authority to determine:

          (a)   the persons to whom options shall be granted,

          (b)   the number of shares to be included in each

     option,

          (c)   the price at which the shares included in each

     option may be purchased,

          (d)   the period or periods of time within which each

     option may be exercised, and

          (e)   the stock appreciation rights, if any, related to

     each option.

In no case, however, shall a Grantee be awarded options to

purchase in the aggregate more than three hundred thousand

(300,000) shares of Company Stock under the Plan.  Nothing

contained in this Plan shall be construed to give any person the right to be granted an option or stock appreciation right.  The

Committee is empowered, in its discretion, (i) to modify, extend or renew any option or stock appreciation right theretofore

granted, subject to the limitations set forth in Articles IV and

V, and (ii) to adopt such rules and regulations and take such other action as it shall deem necessary or proper for the

administration of the Plan; provided, however, that except to the extent provided under Section 6.02, the Committee shall not have the power to reprice options or stock appreciation rights that have been granted previously under the Plan.  The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive.  The Committee may

consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.



                           ARTICLE IV

                        TERMS OF OPTIONS



          4.01  General.  Grants of options shall be made without

the payment of a purchase price by any Grantee.  Each option granted under the Plan shall be evidenced by a stock option

agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article IV, and such other terms and conditions, not inconsistent herewith, as the

Committee may deem appropriate in each case.

          4.02  Option Price.  The price at which each share of

Company Stock covered by an option may be purchased shall be determined in each case by the Committee and set forth in each stock option agreement.  In no event shall such price be less than one hundred percent (100%) of the Fair Market Value of

Company Stock on the date the option is granted.

          4.03  Period for Exercise.  Each stock option agreement

shall state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, which shall be the period or periods of time as may be determined by the

Committee, provided that:

          (a)   No option may be exercised within one (l) year

     from the date the option is granted;

          (b)   No Option Period may exceed ten (l0) years from

     the date the option is granted;

          (c)   If the Grantee's employment by the Company and

     its Subsidiaries terminates because of the Grantee's

     retirement or disability, or for any other reason with the approval of the Committee, any option outstanding and

     exercisable as of the date of termination (and, in the

     Committee's sole discretion, any option outstanding but not yet exercisable as of such date) may be exercised by the

     Grantee following the date of termination (to the extent

     permitted by Section 4.03(a) and in accordance with the

     terms of the stock option agreement);

          (d)   If the Grantee dies during the Option Period

     either while in the employ of the Company or a Subsidiary or following the date of termination of employment as described in subsection (c) above, any option otherwise outstanding

     and exercisable as of the date of death may be exercised

     following such death in accordance with the terms of the

     stock option agreement, by the person or persons entitled to do so under the Grantee's last will and testament, or if the

     Grantee shall fail to make testamentary disposition of his or her option or shall die intestate, by the person or

     persons entitled to receive said option under the intestate laws; and

          (e)   If the Grantee's employment by the Company and

     its Subsidiaries terminates for reasons other than death,

     retirement, disability, or other reasons approved by the

     Committee pursuant to subsection (c) above, then any

     outstanding option shall be deemed terminated immediately

     and shall not thereafter be exercisable by the Grantee.

          4.04  Exercise of Option.  Subject to Section 4.03,

each option may be exercised in whole or in part from time to time as specified in the stock option agreement.  Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased,

accompanied by payment in full of the purchase price therefor; if required, the Grantee shall also pay an amount equal to the

applicable withholding taxes as soon as administratively

feasible.  The purchase price may be paid in cash, by check, or,

with the approval of the Committee, in shares of Company Stock having at the time the option is exercised an aggregate Fair

Market Value equal to the purchase price of the shares acquired pursuant to the exercise of the option, or a combination thereof.

Likewise, the applicable withholding taxes may be paid in cash,

by check, or, with the approval of the Committee, in shares of

Company Stock (including shares received from the exercise of the option) having at the time the option is exercised an aggregate

Fair Market Value equal to such withholding taxes, or a

combination thereof.  A Grantee may also exercise an option by way of the Company's broker-assisted stock option exercise

program, provided such program is available to the Grantee at the time of the option's exercise.  An option shall become

nonexercisable and shall be treated as voluntarily surrendered to the extent that the related stock appreciation right is

exercised.  No Grantee shall be under any obligation to exercise any option granted hereunder.  The Grantee may exercise the

option or not in his or her sole discretion.

          4.05  Date Option Granted.  For purposes of the Plan, a

stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the option,

except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the option; provided, however, that in either case notice of the grant of the option shall be given to the employee within a

reasonable time.

          4.06  No Incentive Stock Options.  No option granted

under the Plan shall be treated as an incentive stock option for purposes of Sections 421 and 422A of the Code or any comparable section or sections of future legislation amending, modifying,

supplementing or superseding those sections.


                            ARTICLE V

                    STOCK APPRECIATION RIGHTS



          5.01  General.  Each stock appreciation right granted

under the Plan shall be evidenced by a stock appreciation right agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article V, and such other terms and conditions, not inconsistent herewith, as the

Committee may deem appropriate in each case.  Each stock

appreciation right shall relate to a specific option granted under the Plan and shall be granted to the Grantee either

concurrently with the grant of such option or at such later time as may be determined by the Committee; provided, however, that the grant of a stock appreciation right shall not otherwise

change the terms of the underlying option.  A stock appreciation right shall entitle a Grantee to receive a number of shares of

Company Stock (without payment to the Company, except for

applicable withholding taxes), cash, or shares and cash, as

determined by the Committee in accordance with this Article.

          5.02  Number of Shares or Amount of Cash.  Unless

otherwise determined by the Committee, in its sole discretion,

and provided in the stock appreciation right agreement, the

number of shares which shall be issued pursuant to the exercise of a right shall be determined by dividing:

          (a)   that portion, as elected by the Grantee in the

     notice of exercise, of the total number of shares of Company

     Stock (i) which the Grantee is eligible to purchase as of

     the exercise date under the related option and (ii) as to

     which stock appreciation rights have been granted, but not exercised, multiplied by the amount (if any) by which the

     Fair Market Value of Company Stock on the exercise date

     exceeds the price per share at which the related option

     could have been exercised on the exercise date, by

          (b)   the Fair Market Value of Company Stock on the

     exercise date;

provided, however, that fractional shares shall not be issued and in lieu thereof a cash adjustment equal to the same fraction of the Fair Market Value on the exercise date shall be paid.  In lieu of issuing Company Stock on the exercise of a right, the

Committee in its sole discretion may elect to pay the cash

equivalent of the Fair Market Value on the exercise date of any or all the shares of Company Stock which would otherwise be

issuable upon exercise of the right.  The Committee may require that in order to be paid cash upon the exercise of a stock

appreciation right, certain Grantees must exercise the right during a limited window period following the public release of the Company's quarterly or annual earnings report, as established pursuant to Securities and Exchange Commission rules.  If this restriction applies to a Grantee when he or she exercises a stock appreciation right for cash, the amount received upon exercise of the right shall be based on the highest Fair Market Value during the limited window period.

          5.03  Exercise.  Each stock appreciation right may be

exercised in whole or in part from time to time, to the extent that the option to which it relates shall be exercisable and to the extent permitted by its stock appreciation right agreement;

provided, however, that no stock appreciation right may be

exercised until the expiration of six (6) months from the date of its grant.  Each Grantee may exercise a stock appreciation right by giving written notice to the Company, specifying the number of shares as to which such right is being exercised, accompanied by an amount equal to the applicable withholding taxes, if

necessary.  The date the Company receives the written notice is herein referred to as the "exercise date."  No Grantee shall be under any obligation to exercise any stock appreciation right granted hereunder.  The Grantee may exercise the right or not in his or her sole discretion.  A stock appreciation right shall become nonexercisable and shall be forfeited to the extent that the related option is exercised.


                           ARTICLE VI

                          COMPANY STOCK

          6.01  Number of Shares.  The aggregate number of shares

of Company Stock that may be sold or delivered under the Plan shall not exceed two million (2,000,000) shares.  Shares of

Company Stock sold or delivered under the Plan may be authorized but unissued shares, shares reacquired by the Company, or a

combination of both, as the Board may from time to time

determine.  Shares of Company Stock not purchased under any

option granted under the Plan which are no longer available for purchase thereunder by virtue of the total or partial expiration,

termination or voluntary surrender of the option and which were not issued upon exercise of a related stock appreciation right shall continue to be otherwise available for the purposes of the

Plan.  Notwithstanding the above, however, upon surrender of any portion of an option in connection with the exercise of the

related stock appreciation right, the number of shares of Company

Stock subject to the surrendered portion of the option (in lieu of the number of shares, if any, issued pursuant to the exercise of the related stock appreciation rights) shall be charged

against the maximum number of shares of Company Stock issuable under the Plan, and such number of shares of Company Stock shall not be available for future options and/or stock appreciation rights.

          6.02  Recapitalization.  If any stock dividend is

declared upon the Company Stock, or if there is any stock split,

stock distribution, or other recapitalization of the Company with respect to its Company Stock, resulting in a split-up or

combination or exchange of shares, or if any special distribution is made to holders of Company Stock, the aggregate number and kind of shares which may thereafter be offered under the Plan shall be proportionately and appropriately adjusted and the

number and kind of shares then subject to options granted under the Plan and the per share option price therefor shall be

proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor, all as the

Committee may deem appropriate.  Such adjusted option price and number and kinds of shares also shall be used to determine the amount payable by the Company upon the exercise of any stock appreciation rights associated with any such option as set forth in Article V hereof.  In the event the Company is merged or

consolidated with or into another corporation, or substantially all of its assets are sold to another corporation, appropriate provisions will be made for the protection and continuation of any outstanding options and stock appreciation rights by the substitution, on an equitable basis, of appropriate stock or other securities of the surviving or purchasing or new parent corporation.



                           ARTICLE VII

                             GENERAL



          7.01  Nontransferability.  No option or stock

appreciation right granted under the Plan shall be transferable or assignable by the Grantee except by last will and testament or the laws of descent and distribution.  During the Grantee's

lifetime, options and stock appreciation rights shall be

exercisable only by the Grantee or by the Grantee's guardian or legal representative.

          7.02  General Restriction.  Each option and each stock

appreciation right shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its

discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal or other applicable law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or right or the issue or purchase of securities thereunder, such option or right may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

          7.03  No Rights as Stockholder.  The holder of an

option or stock appreciation right shall not have any rights of a stockholder with respect to the shares subject to the option or right until such shares shall have been delivered to him or her.

          7.04  Effective Date and Duration of Plan.  The Plan

shall become effective January l, 1996, subject to Stockholder

Approval.  No stock options shall be granted under the Plan after

December 31, 2000.

          7.05  Amendments.  The Board may from time to time

amend, modify, suspend or terminate the Plan; provided, however,

that no such action shall (a) impair without the Grantee's

consent any option or stock appreciation right theretofore

granted under the Plan or deprive any Grantee of any shares of

Company Stock which he or she may have acquired through or as a result of the Plan or (b) be made without Stockholder Approval where such change would increase the total number of shares that may be issued under the Plan (other than as provided in Section

6.02).  Notwithstanding the foregoing, the Board may, in any circumstance where it deems such approval necessary or desirable,

and shall, to the extent necessary to maintain compliance with

Rule 16b-3 under the Securities Exchange Act of 1934 as in effect from time to time, require Stockholder Approval as a condition to the effectiveness of any amendment or modification of the Plan.

          7.06  Construction.  Except as otherwise required by

applicable federal laws, the Plan shall be governed by, and

construed in accordance with, the laws of the Commonwealth of

Virginia.

          7.07  Change in Control.  (a) Anything herein to the

contrary notwithstanding, if there is a Change in Control of the

Company (as defined in subsection (b) below), all options and stock appreciation rights already granted hereunder shall become immediately exercisable thirty (30) days after the Change in

Control occurs; provided, however, that at any time during the thirty day period, the Committee may direct that no such

acceleration of exercisability should occur because the Committee determines that the Change in Control presents no material risk of loss of options to any grantee; and further provided that to the extent necessary to be exempt from Section 16(b) of the

Securities Exchange Act of 1934, as amended, the date as of which options and stock appreciation rights first become exercisable pursuant to this Section 7.07 by grantees who are officers or directors of the Company may in no event be earlier than six (6)

months from the date the option or stock appreciation right is granted.

     (b)  For purposes of this Section 7.07, a "Change in

Control" shall mean the occurrence of any of the following dates or events:

                (i)  a Stock Acquisition Date (as defined below);

               (ii)  a Distribution Date (as defined below);

               (iii) Continuing Directors (as defined below)

          ceasing to be a majority of the Board of Directors of

          the Company; or

               (iv)  any other event which a disinterested

          majority of the Continuing Directors determines to be a

          Change in Control for purposes of this Plan.

"Stock Acquisition Date," "Distribution Date" and "Continuing

Directors" shall have the meanings given them in the Rights

Agreement dated November 23, 1987 between the Company and The

Chase Manhattan Bank, N.A., as initially executed.